U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2015

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

469 Jean-Talon West
3rd Floor
Montreal, Quebec, Canada H3N 1R4
(Address of principal executive offices)

(514) 764-9698
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective December 28, 2015, we executed a Patent Purchase Agreement (the “Purchase Agreement”), with Advanomics Corporation, Montreal, Canada (“Advanomics”), pursuant to which we acquired all of the right, title and interest in and to all of the remaining worldwide patent rights (Patent Numbers PCT/FR2007/000697 and PCT/CA2014/000029) (the “Patents”) for our anticancer compound, Adva-27a.  In October 2015, we had previously acquired all of the US Patent rights from Advanomics, so as a result of this transaction we now own all of the relevant patent rights throughout the world for Adva-27a.  The Purchase Agreement provides us with direct ownership of the Patents,

           The purchase price paid by us for these patent rights was $12,822,499, which will be paid pursuant to the terms of a secured promissory note, with quarterly payments of principal and interest beginning in March 2016 and continuing each consecutive calendar quarter thereafter through December 2020.  Advanomics has been granted a security interest in the Patents.

Certain members of our management, including Steve N. Slilaty, our President, CEO and a director and Camille Sabaaly, our Secretary and a director, hold similar positions with Advanomics.  We believe that the terms of the patent acquisitions are fair and reasonable and will result in a greater opportunity for Sunshine to obtain the funding necessary to complete the approval process of the FDA for Adva-27a.

A copy of the Patent Purchase Agreement, including the relevant Note is attached to this report as an exhibit.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Patent Purchase Agreement described above is attached as Exhibit 99.10 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits.  The following exhibits are included in this report:

Exhibit No.	Description

10.9	Patent Purchase Agreement with Advanomics Corporation

99.10	Press Release announcing the acquisition of the Patents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC.

Dated: December 28, 2015	By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, Chief Executive Officer
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